UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 23, 2007 (August 23, 2007)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 810-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

            In connection with a proposed private placement of securities, Anthracite Capital, Inc., a Maryland corporation (the “Company”), has prepared an Offering Memorandum for distribution to potential purchasers. The securities to be issued in the proposed private placement will not be registered under the Securities Act of 1933, as amended, and will not be offered or sold absent registration or an applicable exemption from registration requirements. The “Recent Developments” section from the Offering Memorandum is set forth below:

Recent Developments

            The current situation in the sub-prime mortgage sector and the current weakness in the broader mortgage market have resulted in reduced liquidity for mortgage-backed securities. Although this reduction in liquidity has been directly linked to sub-prime residential assets, to which sector we have no direct exposure, there has been an overall reduction in liquidity across the credit spectrum of commercial and residential mortgage products.

            In the event of a further reduction in market liquidity, our short-term (one year or less) liquidity needs will be met primarily with $107.7 million of cash and cash equivalents we held as of June 30, 2007.  Subsequent to June 30, 2007, as the capital markets have been marking down the value of credit-sensitive securities regardless of performance, we have taken further steps to bolster our cash position.

            Subsequent to June 30, 2007, we sold a portion of our high credit quality, liquid securities consisting of CMBS interest-only securities and multifamily agency securities to further increase our liquidity. Due to higher Treasury rates since the time of purchase, these sales also generated a loss, which we currently expect will be approximately $14 million and for accounting purposes will be reported in the statement of operations for the third quarter of 2007. In connection with the sales of these securities, we also closed out several interest rate swaps at an economic gain currently expected to be approximately $7 million, a portion of which will be recognized in the third quarter of 2007 and the remainder of which will be recognized over the remaining life of the swap. We are unable to determine how much of the economic gain will be recognized in the third quarter of 2007 until the end of the third quarter. The swaps were hedging portions of our floating-rate liabilities incurred to hold these securities.

            In July 2007, we received $25.0 million of cash from a partial redemption of our investment in the BlackRock Diamond Property Fund (“BlackRock Diamond”). Additionally, we have requested the redemption of our remaining investment in BlackRock Diamond at its September 30, 2007 net asset value. The proceeds from this redemption are expected to be approximately $100.0 million and are expected to be received in October 2007. The net asset value can vary depending upon the valuation of BlackRock Diamond’s underlying assets at September 30, 2007. While additional cash is not needed for liquidity purposes at this time, we believe having excess cash on hand will provide an additional measure of balance sheet strength. We may incur borrowings and pledge our remaining interest in BlackRock Diamond as security for such borrowings in the near future.

             Our liquidity may also be adversely affected by margin calls under our repurchase agreements and credit facilities that are dependent in part on the valuation of the collateral securing the financing. Our repurchase agreements and credit facilities allow the counterparties and lenders, to varying degrees, to revalue the collateral to values that they consider to reflect market. If a counterparty or lender determines that the value of the collateral has decreased, it may initiate a margin call requiring us to post additional collateral to cover the decrease. When we are subject to such a margin call, we are contractually obligated to repay a portion of the outstanding borrowing with minimal notice if we do not post such additional collateral. We have hedged a significant amount of our portfolio to offset market value declines due to changes in interest rates but we are exposed to market value fluctuations due to spread widening. A significant increase in margin calls as a result of spread widening could harm our liquidity, results of operations, financial condition, and business prospects. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur losses and adversely affect our results of operations and financial condition.

             As of August 23, 2007, we have experienced a mark-to-market reduction in the carrying value of securities available-for-sale. If current conditions remain unchanged or worsen, a material decrease in book value per share of our common stock, which was $10.14 per share at June 30, 2007, would result and be reflected at the end of our 2007 third quarter.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By: /s/ James J. Lillis

Name:  James J. Lillis

Title:

Chief Financial Officer and Treasurer

Dated: August 23, 2007